Exhibit 99.1

News > Smith-Midland > Financial > September 2016 Results

SMC Announces Financial Results for the Three and Nine Months Ended September 30, 2016
MIDLAND, VA. - Smith-Midland Corporation (OTCQX: SMID) announced that the Company reported total revenue of $12.4 million for the three months ended September 30, 2016, compared to $10.4 million for the same period in 2015, an increase of $2.0 million, or 19%. The pre-tax income for the three months ended September 30, 2016 was $2.6 million compared to pre-tax income of $1.8 million for the same period in 2015, or an increase of $0.8 million. The Company had net income of $1.7 million for the three months ended September 30, 2016, compared to net income of $1.2 million for the same period in 2015, or an increase of $0.5 million. The basic and diluted earnings per share were $0.34 for the three months ended September 30, 2016 and the basic and diluted earnings per share were $0.24 and $0.23, respectively, for the same period in 2015.
The Company reported total revenue of $30.1 million for the nine months ended September 30, 2016, compared to $21.5 million for the same period in 2015, an increase of $8.6 million, or 40%. The pre-tax income for the nine months ended September 30, 2016 was $3.1 million compared to a pre-tax income of $1.3 million for the same period in 2015, or an increase of $1.8 million. The Company had net income of $2.0 million for the nine months ended September 30, 2016, compared to net income of $0.9 million for the same period in 2015, or an increase of $1.1 million. The basic and diluted earnings per share were $0.41 for the nine months ended September 30, 2016, while the basic and diluted income per share was $0.18 for the same periods in 2015.
Rodney Smith, Chairman and CEO stated, “The third quarter resulted in one of our best quarters in the history of the Company. We were able to obtain several high profile projects from some of our best customers, containing excellent profit margins, which resulted in a strong quarter for the Company. All of our operating companies created strong profits while at the same time lowering their overall manufacturing costs. This resulted in a lower cost of goods sold as a percentage of revenue as shown in our current Form 10-Q filed today.
“We expect all of our companies, Smith-Midland VA, Smith-Carolina, NC, Smith-Columbia, SC, Concrete Safety Systems and Easi-Set Worldwide to continue in a profitable manner. The Smith-Columbia precast plant has two significant barrier contracts and one moderate lagging panel contract. We have bid on several soundwall projects and management believes we have a fair chance of obtaining these contracts. We believe that 2016 will be an outstanding year for Smith-Midland“.
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
William A. Kenter, 540-439-3266
wkenter@smithmidland.com
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info@smithmidland.com